EXHIBIT 99.1



Press Release

WAYPOINT FINANCIAL CORP. COMPLETES INITIAL STOCK REPURCHASE PROGRAM AND ANNOUNCES NEW REPURCHASE PROGRAM

Harrisburg, Pennsylvania (February 22, 2002) - Waypoint Financial Corp. (Nasdaq:
WYPT) today announced that it has completed the repurchase of 1,957,920 shares authorized by its Board of Directors on September 19, 2001 and has been authorized by the Board to repurchase up to an additional 1,896,000 shares or approximately 5% of its outstanding shares.

The current share repurchase authorization is the Company's second since the October 17, 2000 completion of the Company's stock offering and merger with York Financial Corp. Shares will be repurchased through open market or negotiated transactions and will be held by the company as treasury stock. The number of shares repurchased and the timing of such transactions will depend upon market conditions and the implementation of other corporate strategies.

Waypoint Financial Corp. is the bank holding company for Waypoint Bank, a $5.4 billion bank headquartered in Harrisburg, Pennsylvania with a network of 58 branches. Waypoint Bank operates 50 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint Financial Corp. was created in October 2000 by the merger of Harris Financial, Inc. and York Financial Corp.

Contact:

     Waypoint Financial Corp.
     James H. Moss
     (717) 909-2247

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